UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2018

PATTERSON-UTI ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-22664	75-2504748
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10713 West Sam Houston Pkwy N., Suite 800 Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

(281) 765-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 10, 2018, Patterson-UTI Energy, Inc. (the “Company”) and its subsidiaries Patterson Petroleum LLC, Patterson-UTI Drilling Company LLC, Patterson-UTI Management Services, LLC, Universal Pressure Pumping, Inc., Drilling Technologies 1 LLC, Drilling Technologies 2 LLC, Warrior Rig Technologies US LLC, Seventy Seven Energy LLC, Seventy Seven Operating LLC, Great Plains Oilfield Rental, L.L.C., PTL Prop Solutions, L.L.C., Seventy Seven Land Company LLC and MS Directional, LLC (each, a “Guarantor” and, collectively, the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”), with several initial purchasers listed therein, relating to the sale by the Company of $525 million aggregate principal amount of the Company’s 3.95% Senior Notes due 2028 (the “Notes”) to be guaranteed on a senior unsecured basis by the Guarantors (the “Offering”).

The Notes are being issued in a private offering that is exempt from, or not subject to, the registration requirements of the Securities Act of 1933 (the “Securities Act”) to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act. Subject to customary closing conditions, the sale of the Notes is expected to close on January 19, 2018.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and the Guarantors. In addition, the Company and the Guarantors have agreed to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the initial purchasers may be required to make in respect of those liabilities. Furthermore, the Company has agreed with the initial purchasers not to offer or sell any similar debt securities for a period of 45 days after the closing date without the prior written consent of the representatives of the initial purchasers.

The Company intends to use the net proceeds from the Offering to repay amounts outstanding under its existing credit agreement and for general corporate purposes.

Certain of the initial purchasers and their respective affiliates have provided, and may in the future provide, a variety of services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Specifically, certain of the initial purchasers or their respective affiliates are lenders, arrangers and/or agents under our credit agreement, and have and/or will receive fees, expense reimbursements and interest payments in connection therewith. An affiliate of Wells Fargo Securities, LLC is expected to be the trustee under the indenture governing the Notes.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1.

Item 8.01 Other Events.

On January 5, 2018, the Company issued a news release announcing the Offering. On January 10, 2018, the Company issued a news release announcing the pricing of the Notes. Copies of the news releases are attached as Exhibits 99.1 and 99.2.

The notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws or blue sky laws.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Purchase Agreement, dated January 10, 2018, among Patterson-UTI Energy, Inc., the guarantors party thereto, Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC
99.1	Press Release dated January 5, 2018
99.2	Press Release dated January 10, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2018

PATTERSON-UTI ENERGY, INC.

By:	/s/ Seth D. Wexler
	Name:	Seth D. Wexler
	Title:	Senior Vice President, General Counsel and Corporate Secretary